Exhibit 16.1

June 29, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Pintec Technology Holdings Limited (copy attached) pursuant to Item 16F of Form 20-F, which we understand will be filed with the Securities and Exchange Commission as part of the annual report on Form 20-F of Pintec Technology Holdings Limited dated June 29, 2020. We agree with the statements concerning our Firm contained therein, and we have no basis to agree or disagree with other statements contained therein.

Very truly yours,

/s/PricewaterhouseCoopers Zhong Tian LLP

Beijing, the People’s Republic of China

Attachment